EXIBIT 10.1

TABLE OF CONTENTS

Article 1
INTERPRETATION

1.1 Definitions *

1.2 Included Words *

1.3 Headings *

1.4 References *

1.5 Currency *

1.6 Knowledge *

1.7 Schedules *

1.8 Governing Law *

1.9 Severability *

Article 2
REPRESENTATIONS AND WARRANTIES

2.1 Mutual Representations and Warranties *

2.2 Optionor's Representations and Warranties *

2.3 Survival of Representations and Warranties *

Article 3
OPTION

3.1 BHP Approval *

3.2 Grant of Option *

3.3 Earn In *

3.4 Payment in Lieu of Expenditures *

3.5 Optionee's Election to Terminate *

3.6 Termination with No Interest *

3.7 Expenditure Statement and Audit *

Article 4
OPTION PERIOD RIGHTS AND OBLIGATIONS

4.1 Optionee's Right of Entry *

4.2 Optionor's Obligations *

4.3 Optionee's Obligations *

4.4 Emergency Expenditures *

4.5 Registered Title *

4.6 Abandonment of Property *

Article 5
FORMATION OF JOINT VENTURE

5.1 Formation of Joint Venture *

5.2 Optionor's Initial Interest *

5.3 Initial Interests and Expenditures *

5.4 Joint Venture Operator *

5.5 JV Company *

Article 6
TRANSFERS

6.1 Limitations on Transfers *

6.2 Prohibited Dispositions *

6.3 Right of First Offer *

6.4 Exceptions *

6.5 Conditions of Transfers *

6.6 Partial Transfers *

Article 7
FORCE MAJEURE

7.1 Events *

7.2 Effect of Force Majeure *

7.3 Obligation to Remove Force Majeure *

7.4 Giving Notice *

Article 8
CONFIDENTIAL INFORMATION

8.1 Confidential Information *

8.2 Information in Public Domain *

8.3 News Release *

Article 9
ARBITRATION

9.1 Single Arbitrator *

9.2 Prior Notice *

9.3 No Agreement *

9.4 Conduct of Arbitration *

Article 10
AREA OF INTEREST

10.1 Limitation on Acquisitions *

10.2 Acquisition of Additional Property *

10.3 Notice of Rejection *

10.4 Title to Additional Property *

10.5 Further Assurance *

10.6 Non-Compliance Constitutes Default *

Article 11
NOTICE

11.1 Method *

11.2 Amending Addresses *

Article 12
GENERAL

12.1 Other Activities and Interests *

12.2 Entire Agreement *

12.3 No Waiver *

12.4 Further Assurances *

12.5 Manner of Payment *

12.6 Enurement *

12.7 Special Remedies *

12.8 Time of the Essence *

12.9 Counterparts and Fax Execution *

SCHEDULE A - BHP Agreement
SCHEDULE B - Terms for Joint Venture Agreement

OPTION AGREEMENT

THIS AGREEMENT made as of the 7th day of May, 2003.

BETWEEN:

TNR RESOURCES LTD., a corporation organized under the laws of British Columbia and having an office at 620 - 650 West Georgia Street, Vancouver, British Columbia, V6B 4N9, fax (604) 687 4670,

("Optionor")

OF THE FIRST PART

AND:

GEOCOM RESOURCES INC., a corporation organized under the laws of Nevada and having an office at 413-114 West Magnolia Street, Bellingham, WA 98225 fax (360) 733-3941

("Optionee")

OF THE SECOND PART

WHEREAS:

(A) Pursuant to a Property Farm Out Agreement between the Optionor and BHP Minerals International Exploration Inc., dated September 26, 2002 (the "BHP Agreement") the Optionor has a right to acquire a 70% interest in certain mineral licences located in southwest Alaska, known as the Illiamna Property;

(B) The Optionee wishes to explore the Illiamna Property and to acquire an option to earn a 75% interest in the interest held by the Optionor , being a net 52.5% therein, subject always to the BHP Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the sum of $10 now paid by The Optionee to The Optionor, the receipt of which is hereby acknowledged by The Optionor, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by The Optionor, the Parties agree as follows:

  INTERPRETATION

    Definitions

    For the purposes of this Agreement, except as otherwise defined herein, the following capitalized words and phrases when used herein have the following meanings:

    Additional Property means any Mineral Rights or Surface Rights acquired within the Area of Interest and which become a part of the Property as contemplated in Article 10.

    Affiliate means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

    Anniversary Date means an anniversary date of the Effective Date.

    Area of Interest means the area within two kilometres from the external boundaries of the Property as of the Effective Date.

    BHP means BHP Minerals International Exploration Inc., the holder of the underlying interest in the Property.

    BHP Agreement means the Property Farm Out Agreement between the Optionor and BHP Minerals International Exploration Inc., dated September 26, 2002 pursuant to which the Optionor acquired its interest in the Property, a copy of which is attached as Schedule "A" hereto.

    BHP JV means the joint venture which may be created under the BHP Agreement, and is set out as Schedule "D" thereto.

    Business Day means a day on which commercial banks are open for business in Vancouver, British Columbia.

    Effective Date means the effective date of this Agreement, as set forth in its recitals

    Encumbrance means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, royalty, restrictive covenant or other encumbrance of any nature.

    Expenditures means all costs and expenses of whatever kind or nature spent or incurred by or on behalf of the Optionee from the date hereof in the conduct of exploration and development activities on or in relation to the Property including, without limitation:

        in holding the Property in good standing (including any monies expended as required to comply with applicable laws and regulations, such as for the completion and submission of assessment work and filings required in connection therewith), in curing title defects and in acquiring and maintaining surface and other ancillary rights;

        in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration and development activities on the Property;

        in doing geophysical and geological surveys, drilling, assaying and metallurgical testing, including costs of assays, metallurgical testing and other tests and analyses to determine the quantity and quality of Minerals, water and other materials or substances;

        in the preparation of work programs and reporting as to the results thereof including any pre-feasibility or feasibility study or other evaluation of the Property;

        in acquiring facilities or the use thereof and for all parts, supplies and consumables;

        for salaries and wages, including actual labour overhead expenses for employees assigned to exploration and development activities;

        travelling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property including for their food, lodging and other reasonable needs;

        payments to contractors or consultants for work done, services rendered or materials supplied;

        all taxes levied against or in respect of the Property or activities thereon and the cost of insurance premiums and performance bonds or other security; and

        a charge equal to 15% of all Expenditures referred to in clauses (a) to (i) above for unallocable overhead and head office expenses of the Optionee and all other expenses relating to supervision and management of all work done with respect to and for the benefit of the Property.

    Feasibility Study has the meaning set out in the BHP Agreement.

    Force Majeure means any cause beyond a Party's control (except those caused by its own lack of funds) including, but not limited to: acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances; any terrorist act; any military or paramilitary act or order; laws, rules and regulations or orders of any duly constituted court or governmental authority; or non-availability of materials or transportation; or protests, demonstrations or other events causing work stoppages by environmental lobbyists or others.

    Interest means an undivided right, title and interest in and to the Property.

    Joint Venture means the joint venture between the Optionor and Optionee formed pursuant to Section 5.1(a) for the Purpose of Entering into the BHP JV.

    Joint Venture Agreement means the joint venture agreement between the Optionor and Optionee or other form of agreement executed and delivered pursuant to Section 5.1(b).

    JV Company means a corporate entity formed by Optionee and Optionor under the laws of a mutually agreed jurisdiction to represent the deemed interests of Optionee and Optionor in and act as a participant in the BHP JV.

    Minerals means any and all ores, and concentrates or metals derived therefrom, containing precious, base and industrial minerals and which are found in, on or under the Property and may lawfully be explored for, mined and sold pursuant to the Mineral Rights and other instruments of title under which the Property is held.

    Mineral Rights means the prospecting licences, mining leases, mineral concessions and other forms of tenure or other rights to minerals, or to work upon lands for the purpose of searching for, developing or extracting minerals under any forms of mineral title recognized under the laws of Alaska or any subdivision thereof, whether contractual, statutory or otherwise, or any interest therein.

    Option means the option granted to the Optionee as provided in Section 3.2.

    Option Interest means the Interest acquired by the Optionee upon exercise of the Option pursuant to the terms hereof, being 75% of the Optionor's 70% interest in the Property, or a net 52.5% interest in the Property.

    Option Period means the period during which the Option remains in effect under this Agreement.

    Optionor's Interest means the 70% right to the Property the Optionor has the right to earn under the BHP Agreement.

    Participating Interest means an undivided beneficial interest in the Property and the other assets of the Joint Venture, or shares in a jointly owned company, in either case under the Joint Venture Agreement and expressed as a percentage of the entire interest or total issued shares, as the case may be.

    Party means a party to this Agreement.

    Property means the Mineral Rights described in the BHP Agreement, defined therein as Property, and after the date of this Agreement includes the Mineral Rights comprised in any Additional Property, together with any renewal of any of such Mineral Rights and any other form of successor or substitute title therefor.

    Surface Rights means any interest in any real property, whether freehold, leasehold, license, right of way, easement or any other surface or other right in relation to real property.

    Included Words

    This Agreement will be read with such changes in gender or number as the context requires.

    Headings

    The headings to the articles, sections, subsections or clauses of this Agreement are inserted for convenience only and are not intended to affect the construction hereof.

    References

    Unless otherwise stated, a reference herein to a numbered or lettered article, section, subsection, clause or schedule refers to the article, section, subsection, clause or schedule bearing that number or letter in this Agreement. A reference to "this Agreement", "the Option Agreement", "hereof", "hereunder", "herein" or words of similar meaning, means this Agreement including the schedules hereto, together with any amendments thereof.

    Currency

    All dollar amounts expressed herein, unless otherwise specified, refer to lawful currency of Canada.

    Knowledge

    Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Optionor, the Optionor confirms that it has made due and diligent inquiry of such persons (including appropriate officers of the Optionor) as are reasonably necessary as to the matters that are the subject of the representations and warranties.

    Schedules

    The following schedules are attached to and incorporated in this Agreement by this reference:

    A BHP Agreement

    B Terms of Joint Venture Agreement

    Governing Law

    This Agreement will be construed according to and governed by the laws in force in the Province of British Columbia and, except where matters are expressed herein to be subject to arbitration, the courts of such Province will have exclusive jurisdiction to hear and determine all disputes arising hereunder. Nothing contained in this Section 1.8 is intended to affect the rights of a Party to enforce a judgement or award outside of British Columbia.

    Severability

  If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

  REPRESENTATIONS AND WARRANTIES

    Mutual Representations and Warranties

    Each Party represents and warrants to the other Party hereto that:

      it is a body corporate duly incorporated or continued and duly organized and validly subsisting under the laws of its organizational jurisdiction;

      it has full power and authority to carry on its business and to enter into this Agreement;

      neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

      the execution and delivery of this Agreement do not violate or result in the breach of the laws of any jurisdiction applicable to a Party or pertaining thereto or of its organizational documents;

      all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and

      this Agreement constitutes a legal, valid and binding obligation of the Party enforceable against it in accordance with its terms.

    Optionor's Representations and Warranties

    The Optionor represents and warrants to the Optionee that, save and except and subject to the BHP Agreement:

      each of the Mineral Rights comprising the Property, to the best of the Optionor's knowledge, information and belief:

          is fully and accurately described in Schedule A, including any Encumbrances in relation thereto, and neither the Optionor nor any of its Affiliates has an interest in any other Mineral Rights which are located wholly or in part within the Area of Interest, is in good standing under the BHP Agreement and applicable laws, including the incurring of expenditures and the payment of surface taxes or other monies to the expiry dates shown in Schedule A;, and are wholly owned by and recorded or registered in the name of BHP or its affiliates, free and clear of all Encumbrances except those specifically identified in Schedule A, and the Optionor, subject to the BHP Agreement is in exclusive possession of such Mineral Rights;

        Except as disclosed in the BHP Agreement, there are no outstanding agreements or options to acquire or purchase any of the Mineral Rights comprised in the Property, no person has any royalty or other interest whatsoever in production therefrom, and there is no adverse claim or challenge against or to the ownership of or title to any of the Mineral Rights described in Schedule A, nor to the best of its knowledge is there any basis therefore;

        the BHP Agreement is in good standing;

        the Optionor has received no notice and has no knowledge of any proposal to terminate or vary the terms of or rights attaching to any of the Mineral Rights described in Schedule A from BHP, any government or other regulatory authority;

        no proceedings are pending for and the Optionor is not aware of any basis for the institution of any proceedings leading to the dissolution or winding-up of the Optionor or the placing of it into bankruptcy or subject to any other laws governing the affairs of insolvent persons;

        there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the Property or the conduct of the business related thereto, nor to the best of its knowledge have any activities on the Property been in violation of any environmental law, regulations or regulatory prohibition or order, and to the best of its knowledge, conditions on and relating to the Property are in compliance with such laws, regulations, prohibitions and orders;

      the Optionor has no Surface Rights that cover any lands located within the Area of Interest; and

      to the best of its knowledge there is no fact or circumstance known to the Optionor which has not been disclosed to the Optionee which would render any of the foregoing representations and warranties untrue, incomplete or otherwise misleading.

    Survival of Representations and Warranties

  The representations, warranties and covenants contained in this Agreement are conditions on which the Parties have relied in entering into this Agreement and will survive the execution hereof and the acquisition of any interest in the Property by the Optionee hereunder. Each Party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement. A Party may waive any of such representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice of its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

  OPTION

    BHP Approval

    This Agreement is subject to the terms of, and will at all times be carried out in compliance with the BHP Agreement. The Grant of Option contained in this section is subject to the approval of BHP, which approval will be sought promptly and in good faith by TNR upon execution of this agreement. Failing receipt of BHP Approval on or before May 16, 2003, the Optionee shall have the right to terminate this Agreement.

    Grant of Option

    The Optionor hereby grants to the Optionee the sole and exclusive right and option, in accordance with the other provisions of this Article 3, to acquire the Option Interest in the Property, free and clear of all Encumbrances except for those described in the BHP Agreement.

    Earn In

    If the Optionee wishes to exercise its Option and acquire an Interest of 75%, the Optionee must incur the following Expenditures by each of the dates specified (or such longer times as may be permitted by Article 7) and notify the Optionor thereof:

Deadline Date	Expenditure Amount	Cumulative Amount
1. First Anniversary Date	US$350,000	US$350,000
2. Prior to September 26, 2004	US$150,000	US$500,000
3. In the event that BHP exercises its warrants in TNR prior to September 26, 2004 -on or before September 26, 2006	US $1,452,564.10	US$1,602,564.10

    Provided that the Optionee has completed the above Expenditures within the time required, the Optionee shall have acquired the Option Interest, and the Optionor and the Optionee shall thereafter contribute to expenditures pro rata in accordance with their respective interest in the Property and cause the formation of the Joint Venture in accordance with Article 5.

    Payment in Lieu of Expenditures

    If the Optionee has not incurred the full amount of the Expenditures which are required by the Anniversary Date specified under Section 3.3 (or such longer time as may be permitted by Article 7), then the Optionee may pay to the Optionor on or before that date which is 30 days after the relevant Anniversary Date an amount equal to the shortfall in Expenditures, and such amount will thereupon be deemed to have been Expenditures incurred by the Optionee by such Anniversary Date.

    Optionee's Election to Terminate

    Notwithstanding any other provision of this Article 3, the Optionee may elect at any time to terminate the Option by delivering notice to the Optionor.

    Termination with No Interest

    The Option granted pursuant to Section 3.2 will be of no further force and effect and will terminate, and the Optionee will acquire no Interest and will have no obligation to incur further Expenditures hereunder, on the earliest of:

        a respective Deadline Date specified in Section 3.3, if the Optionee has failed to complete Expenditures in the amount specified in Section 3.3 by such Deadline Date (or failed to make the necessary payment to the Optionor in lieu thereof within 30 days thereafter as contemplated in Section 3.4); and

        the effective date of the Optionee's termination under Section 3.4.

    Expenditure Statement and Audit

  An itemized statement of Expenditures incurred in any period certified to be correct by an officer of the Optionee shall be conclusive evidence of the making of such Expenditures unless within 30 days of receipt of such statement the Optionor delivers a notice to the Optionee detailing its objections to the statement. If the Optionor delivers an objection within such 30 day period, then the Optionor shall be entitled to request that the auditors of the Optionee audit the Expenditures provided for in the statement of Expenditures that is the subject of the objection notice, and:

  (a) if the auditors determine that the statement of Expenditures was accurate within five (5%) percent of actual Expenditures or that actual Expenditures incurred exceed the statement of Expenditures by more than five (5%) percent of those stated, then the costs of the audit will be borne by the Optionor, and the excess Expenditures, if any, will be credited towards the contributions required to be made by the Optionee under the Joint Venture Agreement; or(b) if the auditors determine that the statement of Expenditures overstated Expenditures actually made by greater than a five (5%) percent margin, then the costs of the audit will be borne by the Optionee and whatever the overstatement, only the actual Expenditures so determined will constitute Expenditures for the purposes of Section 3.3 or Section 3.4, as applicable.

  If any such determination results in a deficiency in the amount of Expenditures required to be incurred by an Anniversary Date under Section 3.3 or Section 3.4 in order to exercise the Option, then the Optionee may pay to the Optionor with 30 days after such determination the amount equal to the deficiency, and such payment will be deemed to be a payment of cash in lieu of Expenditures made under Section 3.4 as of the relevant Anniversary Date.

  The auditors' determination of Expenditures will be final and determinative of the amounts stated in the statement in question, and will not be subject to arbitration hereunder.

  OPTION PERIOD RIGHTS AND OBLIGATIONS

    Optionee's Right of Entry

    Throughout the Option Period, subject to requirements of the BHP Agreement, the Optionee and its employees, agents and independent contractors will have the right in respect of the Property to enter thereon;

      have quiet possession thereof;

      carry out exploration, development and evaluation activities including, without limitation, the removal of Minerals; and

      bring upon and erect upon the Property such structures and other facilities as may be necessary or advisable to carry out exploration, development and evaluation activities.

    The Optionee's rights pursuant to this Section 4.1 will at all times be subject subject to the requirements of the BHP Agreement and to any restrictions that may be required by applicable laws in Alaska or by regulatory authority and to rights of entry and access reserved to the Optionor hereunder.

    Optionor's Obligations

    The Optionor shall provide assistance to the Optionee in the exploration and development of the Property. The Management Fee payable under the BHP Agreement shall be equally divided between the Optionor and the Optionee.

    Optionee's Obligations

    The Optionee is obligated during the Option Period to abide by all requirements on the Optionor under the BHP Agreement, including, or in addition:

      to keep the Property in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard and, in doing so, to conduct all work on or with respect to the Property, in a manner consistent with good mining practice and in compliance with the applicable laws of Alaska;

      to keep the Property in good standing in accordance with the requirements of the BHP Agreement and, in the event Optionee fails, or determines not, to earn the Interest, Optionee will ensure that all underlying property payments, work commitments, or payment in lieu, as required by the Government of Alaska are in place for a period of not less than one year;

      to keep the Property free and clear of all Encumbrances arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by the Optionee) and will proceed with all diligence to contest and discharge any such lien that is filed;

      to permit the directors, officers, employees and designated consultants and agents of the Optionor, at their own risk, access to the Property at all reasonable times, provided that the Optionor will indemnify the Optionee against and save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee, designated consultant or agent of the Optionor while on the Property except to the extent that any such costs, claims, liabilities or expenses result from the Optionee's gross negligence or wilful misconduct;

      to deliver to the Optionor semi-annual reports indicating the status of work being conducted on the Property and an estimate of the Expenditures incurred during the previous six months, provided that such reports will not be required for those periods in which there is no work being conducted on the Property;

      to deliver to the Optionor annual (calendar year) reports disclosing any significant technical data learned or obtained in connection with work in respect of the Property, as well as a breakdown of Expenditures incurred in carrying out such work, on or before the 31st day of March of the year following the calendar year to which such report relates; and

      to maintain true and correct books, accounts and records of Expenditures.

    Emergency Expenditures

    Notwithstanding any other provision of this Agreement, the Optionee will be entitled to incur as Expenditures all costs and expenses necessary to preserve or protect life, limb, property or the environment in respect of the Property or otherwise in the course of exploration or development activities.

    Registered Title

    During the Option Period:

      If and as provided by the BHP Agreement, the JV Company upon exercise of the Option will become the registered holder of the Mineral Rights comprised in the Property, as it exists on the date hereof and, upon the execution of the Joint Venture Agreement, the Optionor will deliver to the JV Company duly executed and registrable transfers of such Mineral Rights, in form and substance sufficient, in the reasonable opinion of the Optionee's solicitors, to transfer them to the JV Company free and clear of Encumbrances, except for those described in Schedule A.

      The Optionor will be entitled to be the registered holder of the Mineral Rights and any rights to occupy or use the surface comprised in any Additional Property and, as a condition of its registration in the Optionor's name, the Optionor will deliver to the Optionee, duly executed and registerable transfers of such Additional Property, in form and substance sufficient, in the reasonable opinion of the Optionee's solicitors, to transfer it to the Optionee free and clear of Encumbrances, except for those described in Schedule A, if applicable.

    Upon the JV Company acquiring an Interest it will be entitled to register such transfers and become the recorded holder of the Property.

    The JV Company, to the extent that it is the recorded holder of any Mineral Rights comprised in the Property, will hold title to the Property subject to this Agreement.

    Abandonment of Property

  The JV Company may surrender or abandon any Mineral Rights comprised in the Property, provided that notice of such proposed abandonment is given to the Optionor, Optionee and BHP, who may elect, by notice to the JV Company within 60 days after the surrender or abandonment notice, to have such Mineral Rights transferred to it without warranty and at its own cost. Such Mineral Rights will be transferred and assigned to the Optionor as soon as possible following its election. Failing such election, the Mineral Rights may be abandoned or surrendered as proposed by the JV Company. Following a transfer or abandonment under this section, the Mineral Rights so transferred or abandoned will thereafter cease to form part of the Property or the Area of Interest and will no longer be subject to this Agreement, except with respect to any obligations or liabilities of the Parties as have accrued to the date of such transfer or abandonment.

  FORMATION OF JOINT VENTURE

    Formation of Joint Venture

    Upon the termination of the Option, provided that the Optionee has acquired its Option Interest under article 3:

      the Optionee and the Optionor will cause the JV Company to be incorporated under the laws of a mutually agreed jurisdiction, with the common shares of the JV Company divided 70% to the Optionee and 30% to the Optionor;

      The Optionor and the Optionee will be deemed to have formed a joint venture for the purpose of operating the JV Company which shall enter into the BHP JV for the general purpose of carrying out all such acts which are necessary or appropriate, directly or indirectly, to:

          hold the Interest in the BHP JV.

          hold the interest in the Property and the other assets of the Joint Venture,

          explore the Property for Minerals and, if feasible, develop a mine thereon,

          so long as it is technically, economically and legally feasible, operate such mine and exploit the Minerals extracted from the Property, and carry out any other activity in connection with or incidental to any of the foregoing;

      the Optionee, Optionor and JV Company will be deemed to have entered into a joint venture agreement , on the terms set forth in Schedule B for the purposes of carrying out the BHP Agreement and entering into the BHP JV. and each of them will negotiate in good faith between them and with BHP if necessary and use every commercially reasonable effort to finalize, execute and deliver a formal agreement governing the JV Company containing such terms and any other terms and conditions as would be customary for a comparable jointly owned company;

      Expenditures, if any, in excess of those required to acquire the Option Interest which have been or are committed to be incurred by or on behalf of the Optionee as Expenditures at the time of formation of the Joint Venture will be deemed to have been approved as Joint Venture program expenditures under the Joint Venture Agreement and each of the Optionee and the Optionor will pay its pro rata share of such costs.

    Optionor's Initial Interest

    The Optionor's initial participating interest in the JV Company, under the Joint Venture Agreement will be that percentage which is equal to 100% minus the Option Interest earned by the Optionee hereunder.

    Initial Interests and Expenditures

    Upon the formation of the Joint Venture, each of the Optionee and the Optionor will have initial actual and deemed Expenditures as follows:

      If BHP does not exercise the BHP Warrant:

          Optionee: US$500,000 to the date of acquisition of Option Interest ("Optionee's amount); and

          Optionor: US$166,667 being the Optionee's amount divided by the Option Interest times the Optionor's initial participating interest under the Joint Venture Agreement

      If BHP does exercise the BHP Warrant:

          Optionee: US$1,201,923.07 to the date of acquisition of Option Interest ("Optionee's amount); and

          Optionor: US$400,641.03 being the Optionee's amount divided by the Option Interest times the Optionor's initial participating interest under the Joint Venture Agreement,

    The parties acknowledge that Optionor's prior contributions of US$65,000 will be carried for credit as their initial contribution to the Joint Venture.

    Joint Venture Operator

    The Optionee, being the Party with the larger initial Participating Interest, will be the initial operator under the Joint Venture Agreement.

    JV Company

  The Parties may create the JV Company at any time during the term of this agreement to act as the participant under the BHP Agreement, and the Optionor shall take all steps necessary to seek approval of BHP to an assignment of the Optionor's interest in the BHP Agreement to the JV Company, provided that the Optionor shall have full control of the JV Company until such time as the Option hereunder is exercised by the Optionee;

  TRANSFERS

    Limitations on Transfers

    Except if permitted under and in accordance with this Agreement, no Party will transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer, alienate or otherwise dispose of (in this article to "Transfer") any or all of its interest in the Property or transfer or assign any of its rights under this Agreement.

    Prohibited Dispositions

    A Party is prohibited from Transferring any of its interest in the Property or any of its rights under this Agreement unless:

      its interest in the Property and its rights under this Agreement are Transferred together (or, if a portion, in the same proportion);

      such Transfer occurs when such Party is not in default of any of its covenants and agreements herein contained; and

      such Transfer, if it constitutes a Transfer by a Party of a portion of its interest in the Property and its rights under this Agreement, has been approved by the other Party, such approval not to be unreasonably withheld.

    Right of First Offer

    If a Party (in this article the "Transferring Party") wishes to Transfer all of its interest in the Property and its rights under this Agreement (in this section, the "Holdings") other than as contemplated under Section 6.4, then it must prior to any such transfer first offer to Transfer the Holdings to the other Party for a cash consideration and upon such other terms and conditions as the Transferring Party deems fit (in this section, the "Offer"). If the other Party accepts the Offer within the 30-day period following its receipt, then the Transfer will be concluded no later than 30 days after such acceptance. If the other Party does not accept the Offer within such 30-day period, then the Transferring Party will be free to Transfer the Holdings to a third party at any time after the expiry of such 30-day period and prior to the expiry of the succeeding 90-day period, but only for a cash consideration equal to or greater than the cash consideration stated in the Offer and upon other terms and conditions no less favourable to the Transferring Party than those contained in the Offer. If the Transferring Party's Transfer of the Holdings to the other Party or to a third party is not concluded prior to the expiry of such 30-day or 90-day period as aforesaid, any subsequent Transfer by the Transferring Party will be subject to the provisions of this Section 6.3.

    Exceptions

    Nothing in Section 6.3 applies to or restricts in any manner:

      a disposition by the Transferring Party of all or a portion of its interest in the Property and a transfer or assignment of a proportionate interest in this Agreement to an Affiliate of the Transferring Party, provided that such Affiliate first assumes and agrees to be bound by the terms of this Agreement and the Underlying Agreements and agrees with the other Party in writing to retransfer such interests to the Transferring Party before ceasing to be an Affiliate of the Transferring Party; or

      an amalgamation or corporate reorganization involving the Transferring Party which has the effect in law of the amalgamated or surviving corporation possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor corporation; or

      a sale, forfeiture, charge, withdrawal, transfer or other disposition or encumbrance which is otherwise specifically required or permitted under this Agreement.

    Conditions of Transfers

    As a condition of any Transfer other than to another Party, the transferee must covenant and agree to be bound by this Agreement, including this Article 6, and prior to the completion of any such Transfer, the Transferring Party must deliver to the other Party evidence thereof in a form satisfactory to such other Party. Notwithstanding any such Transfer, the Transferring Party will remain liable for all of its obligations hereunder, unless the Holdings have been Transferred to a third party pursuant to Section 6.3.

    Partial Transfers

    If the Transferring Party Transfers less than all of its entire interest in the Property and under this Agreement, the Transferring Party and its transferee shall act and be treated as one Party and, for such Transfer to be effective, the Transferring Party must first deliver to the other Party the agreement in writing of the Transferring Party and its transferee in favour of the other Party in which:

      as between the Transferring Party and the transferee, the one of them who is authorized to act as the sole agent (in this section the "Agent") on behalf of both of them with respect to all matters pertaining to this Agreement is designated;

      the Transferring Party and its transferee agree between each other and jointly represent and warrant to other Party that:

          the Agent has the sole authority to act on behalf of, and to bind, the Transferring Party and its transferee with respect to all matters pertaining to this Agreement;

          the other Party may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by both the Transferring Party and its transferee; and

          all decisions of, notices and other communications from, and failures to respond by, the other Party to the Agent shall be deemed to have been given (or not given) concurrently to the Transferring Party and its transferee.

  FORCE MAJEURE

    Events

    Notwithstanding any other provisions contained herein, a Party will not be liable for its failure to perform any of its obligations under this Agreement due to a Force Majeure.

    Effect of Force Majeure

    All time limits imposed by this Agreement (including, without limitation, the time within which Expenditures are to be made or Shares are to be delivered) will be extended by a period equivalent to the period of delay resulting from a Force Majeure described in Section 7.1.

    Obligation to Remove Force Majeure

    A Party relying on the provisions of this Article 7 will take all reasonable steps to eliminate any Force Majeure and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such Party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted court or governmental authority or to complete its obligations under this Agreement if a Force Majeure renders completion impossible.

    Giving Notice

  A Party relying on the provisions of this Article 7 will give notice to the other Party forthwith upon the occurrence of the Force Majeure and forthwith after the end of the period of delay when such Force Majeure has been eliminated or rectified.

  CONFIDENTIAL INFORMATION

    Confidential Information

    Except as specifically otherwise provided for herein, or in the BHP Agreement, the parties will keep confidential all data and information respecting this Agreement and the Property and will refrain from using it other than for the activities contemplated hereunder or publicly disclosing unless required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the consent of the other Party, such consent not to be unreasonably withheld.

    Information in Public Domain

    The provisions of this Article 8 do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.

    News Release

  The Parties will consult with each other, and with BHP as required under the BHP Agreement prior to issuing any press release or other public statement regarding the Property or the activities of the Optionee or the Optionor with respect thereto. In addition, each Party will obtain prior approval from the other Party, which will not unreasonably be refused, before issuing any press release or public statement using the other Party's name or the names of any of the other Party's assignees or of any of the officers, directors or employees of the other Party or of its assignees.

  ARBITRATION

    Single Arbitrator

    Any matter in dispute hereunder will be determined by a single arbitrator to be appointed by the Parties.

    Prior Notice

    Any Party may refer any such matter to arbitration by notice to the other Party and, within 10 Business Days after receipt of such notice, the Parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

    No Agreement

    If the Parties cannot agree on a single arbitrator as provided in Section 9.2, or if the person appointed is unwilling or unable to act, either Party may submit the matter to arbitration before a single arbitrator in accordance with rules for conciliation and arbitration of the British Columbia International Commercial Arbitration Centre (in this article, the "Rules").

    Conduct of Arbitration

  Except as otherwise specifically provided in this Article 9, an arbitration hereunder will be conducted in English in accordance with the Rules. The arbitrator will fix a time and place in Vancouver for the purpose of hearing the evidence and representations of the Parties and he or she will preside over the arbitration and determine all questions of procedure not provided for under the Rules or this Article 9. After hearing any evidence and representations that the Parties may submit, the arbitrator will make an award and reduce the same to writing and deliver one copy thereof to each of the Parties. The decision of the arbitrator will be made within 45 days after his or her appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration will be paid as specified in the award. The arbitrator's award will be final and binding upon each of the Parties.

  AREA OF INTEREST

    Limitation on Acquisitions

    Each of the Parties hereby covenants and agrees with the other Party that it will not acquire, nor will it permit any Affiliate to acquire, any Mineral Rights or Surface Rights located wholly or in part within the Area of Interest unless such Mineral Rights or Surface Rights are made subject to the terms of this Agreement and the acquiring Party (or, if an Affiliate of a Party has completed the acquisition, then such Party, in either case in this article referred to as the "Acquiring Party") complies with the provisions of this Article.

    Acquisition of Additional Property

    Forthwith upon completing an acquisition of Mineral Rights or Surface Rights located wholly or in part within the Area of Interest, the Acquiring Party will give notice thereof to the other Party, setting out the location of the Mineral Rights or Surface Rights and all information known to the Acquiring Party and its Affiliates about such Mineral Rights or Surface Rights, the costs of acquisition and all other pertinent details relating thereto.

    Upon receipt of such notice, the notified Party will have a period of 15 days to elect, by notice to the Acquiring Party, to include such Mineral Rights or Surface Rights in the Property and make them subject to the terms of this Agreement. Upon such election such Mineral Rights or Surface Rights will constitute Additional Property for inclusion in the Property thereafter for all purposes of this Agreement.

    If the Acquiring Party is the Optionor, then the Optionee will reimburse it for the acquisition costs that it or its Affiliate has incurred. When paid by the Optionee in the first instance or reimbursed by the Optionee, the acquisition costs for any Additional Property will be deemed to constitute Expenditures hereunder.

    Notice of Rejection

    If, within the 15-day period referred to in paragraph 10.3, the notified Party does not give the notice referred to in paragraph 10.4, it will be deemed to have consented to the exclusion of the Mineral Rights or Surface Rights in question from the Area of Interest, which may thereafter be held or dealt with by the Acquiring Party or its Affiliate free of the terms and conditions of this Agreement.

    Title to Additional Property

    If the Acquiring Party is the Optionee or an Affiliate of the Optionee, the Mineral Rights or Surface Rights comprised in the Additional Property acquired will be forthwith registered in the name of or transferred to the Optionor. Forthwith upon such registration or upon the acquisition of any Additional Property by the Optionor or an Affiliate of the Optionor, the Optionor will deliver executed and registerable transfers thereof as contemplated in Section 4.4.

    Further Assurance

    Each of the Parties will execute and deliver or cause to be executed and delivered such further documents and instruments and give such further assurances as the other may reasonably require to evidence and give effect to any acquisition, registration or transfer of Mineral Rights or Surface Rights contemplated in this Article 10.

    Non-Compliance Constitutes Default

  Non-compliance with the provisions of this Article 10 by an Affiliate of a Party will constitute a default under this Agreement by such Party unless such Party can satisfy the other Party that the Affiliate was acting independently and at arm's length, without information from or direction by the affiliated Party and that such affiliated Party could not reasonably have enforced compliance with the terms hereof by its Affiliate in the circumstances.

  NOTICE

    Method

    Each notice, consent, demand or other communication (in this article the "Notice") required or permitted to be given under this Agreement will be in writing and may be personally delivered or sent by facsimile to the address or fax number as set forth in the recitals to this Agreement. A Notice, if so personally delivered, will be deemed to have been given and received on the date of actual delivery and, if so given by facsimile, will be deemed to have been given and received on the date sent, if sent during normal business hours of the recipient on a Business Day and otherwise on the next Business Day.

    Amending Addresses

  Either Party may at any time and from time to time notify the other Party in accordance with this Article 11 of a change of address or fax number, to which all Notices will be given to it thereafter until further notice in accordance with this Section 11.

  GENERAL

    Other Activities and Interests

    This Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Property and the Area of Interest. Each Party will have the free and unrestricted right to enter into, conduct and benefit from business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate including, without limitation, involving Mineral Rights or Surface Rights adjoining the Area of Interest or which previously formed a part of the Property.

    Entire Agreement

    This Agreement and the schedules hereto constitute the entire agreement between the Parties and supersedes and replaces any preliminary or other agreement or arrangement, whether oral or written, express or implied, statutory or otherwise heretofore existing between the Parties in respect of the subject matter of this Agreement including, without limitation, the letter from the Optionee to the Optionor dated March 5, 2003. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties.

    No Waiver

    No consent hereunder or waiver of or with respect to any term or condition of this Agreement will be effective unless it is in writing and signed by the consenting or waiving Party. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder will be deemed or construed to be consent to or a waiver of any other breach or default.

    Further Assurances

    The Parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the Parties in the Property.

    Manner of Payment

    All payments to be made to any Party may be made by cheque or draft mailed or delivered to such Party at its address for notice purposes as provided herein, or for the account of such Party at such bank in Canada or the United States as the Party may designate from time to time by notice to the other Party. Such bank or banks will be deemed the agent of the designating Party for the purposes of receiving, collecting and receipting such payment.

    Enurement

    This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

    Special Remedies

    Each of the Parties agrees that its failure to comply with the covenants and restrictions set out in Section 4.5, Article 6, Article 8 or Article 10 would constitute an injury and cause damage to the other Party impossible to measure monetarily. Therefore, in the event of any such failure, the other Party will, in addition and without prejudice to any other rights and remedies that it may have at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing the provisions of Section 4.5, Article 6, Article 8 or Article 10, as the case may be, and any Party intending to breach or which breaches the provisions of Section 4.5, Article 6, Article 8 or Article 10 hereby waives any defence it may have at law or in equity to such injunctive or equitable relief.

    Time of the Essence

    Time is of the essence in the performance of each obligation under this Agreement.

    Counterparts and Fax Execution

This Agreement may be executed in any number of counterparts and all such counterparts, taken together, shall be deemed to constitute one and the same instrument. This Agreement may be signed and accepted by facsimile.

IN WITNESS WHEREOF this Agreement has been executed as of the date first above given.
The Corporate Seal of TNR RESOURCES LTD. was affixed in the presence of: Authorized Signatory Authorized Signatory	) ) ) ) ) ) C/S ) ) ) )
The Corporate Seal of GEOCOM RESOURCES INC. was affixed in the presence of: Authorized Signatory Authorized Signatory	) ) ) ) ) ) C/S ) ) ) )

SCHEDULE "A":

BHP Agreement

SCHEDULE "B"

To the Agreement dated May 7, 2003 between TNR Resources Ltd. and Geocom Resources Inc.

JOINT VENTURE TERMS

  Joint Venture Formation and Scope

  As set forth in article 5 of the Option Agreement.

  Initial Participating Interests in the JV Company

  Geocom 75%

  TNR 25%

  Management Committee/ Directors of the JV Company

  The party holding the majority interest shall have the right to appoint the majority of directors of the JV Company

  Operator

  Programs

  Dilution

  Straight Line

  Disposition of Production

  Transfers of Interests

  Withdrawal and Winding Up

  Dispute Resolution

  Other

    Area of interest on the same terms as article 10 of the Option Agreement

    Force majeure

    Confidentiality

    British Columbia law.

OPTION AGREEMENT

made between

TNR RESOURCES LTD.

and

GEOCOM RESOURCES INC

May 7, 2003